Exhibit 10.1

TIGERLOGIC CORPORATION

AMENDED CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Amended Change of Control and Severance Agreement (the “Agreement”) is made and entered into effective as of December 18, 2008 (the “Effective Date”), by and between Carlton H. Baab (the “Employee”) and TigerLogic Corporation (formerly known as Raining Data Corporation), a Delaware corporation (the “Company”), and amends and restates the change of control and severance agreement entered into effective as of April 3, 2003, by the Company and the Employee. Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company for the benefit of its stockholders.

B. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company, the Board believes that it is imperative to provide the Employee with certain benefits upon the Employee’s termination of employment.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) gross and willful failure to perform services; (ii) conviction of, or a plea of “guilty” or no “contest” to, a felony under the laws of the United States or any state thereof, if such felony either is work-related or materially impairs Employee’s ability to perform services for the Company; (iii) a material breach of fiduciary duty, including fraud, embezzlement, dishonesty or any intentional action that materially injures the Company as determined in good faith by the Board; (iv) death; (v) a material breach of the Company’s Employment Confidential Information, Invention Assignment, and Arbitration Agreement. In all of the foregoing cases, the Company shall provide written notice to Employee indicating in reasonable detail the event or circumstances that constitute Cause under this Agreement, and the Company will provide the Employee with 45 days to cure such breach or failure prior to termination for Cause. During such 45-day cure period, the Company may place the Employee on an unpaid leave.

(b) Change of Control. “Change of Control” shall mean the occurrence of any of the following events after the date of this Agreement:

(i) any merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations);

(iii) approval by the Company’s stockholders of any plan or proposal for the complete liquidation or dissolution of the Company;

(iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or

(v) acquisition by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.

(c) Disability. “Disability” shall mean that the Employee physically or mentally is unable regularly to perform Employee’s duties for a period in excess of sixty (60) consecutive days or more than ninety (90) days in any consecutive twelve (12) month period. The Company shall make a good faith determination of whether the Employee is physically or mentally unable to regularly perform Employee’s duties subject to its review and consideration of any physical and/or mental health information provided to it by the Employee.

(d) Involuntary Termination. “Involuntary Termination” shall mean (i) without the Employee’s express written consent, the substantial reduction in Employee’s duties or responsibilities relative to Employee’s duties or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in title solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of a Company remains as such following a Change of Control and is not made the Chief Executive Officer of the acquiring corporation) shall not constitute an “Involuntary Termination”; (ii) without the Employee’s express written consent, a material reduction by the Company in Employee’s base compensation as in effect immediately prior to such reduction; (iii) without the Employee’s express written consent, a material reduction by the Company in the kind or level of employee benefits package; (iv) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than 30 miles from Employee’s then present location; (v) any purported termination of the Employee by the Company which is not effected for death or Disability or for Cause; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors.

2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Annual Review of Bonus. The Company’s Compensation Committee shall review, at least annually, the appropriate amount of bonus, if any, to the Employee.

5. Severance Benefits.

(a) Termination Prior to a Change of Control. In the event that the Employee is terminated as a result of an Involuntary Termination other than for Cause, death, or Disability at any time on or prior to a Change of Control, Employee shall be entitled to twelve (12) months of Employee’s base salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of such termination, subject to Section 5(e) below.

(b) Termination Less than Twelve (12) Months after a Change of Control. In the event that the Employee is terminated as a result of an Involuntary Termination other than for Cause, death, or Disability less than twelve (12) months after a Change of Control, Employee shall be entitled to the following severance benefits:

(i) 200% of the aggregate base salary and bonus earned by the Employee during the twelve (12)-month period immediately prior to such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the such termination, subject to Section 5(e) below;

(ii) all stock options granted by the Company to the Employee prior to such termination shall become fully vested and exercisable as of the date of the termination; and

(iii) Company-paid health (i.e., medical, vision and dental) coverage commensurate with those in effect for the Employee on the day immediately preceding the day of the Employee’s termination of employment, whether under a health plan maintained by the Company or the Employee; provided, however, that (A) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Employee with health coverage until the earlier of (1) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (2) twelve (12) months from the termination date.

(c) Termination At Least Twelve (12) Months after a Change of Control. In the event that the Employee is terminated as a result of an Involuntary Termination other than for Cause, death, or Disability at least twelve months after a Change of Control, Employee shall be entitled to receive the benefits set forth in Section 5(a) above.

(d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the termination; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(e) Code Section 409A.

(i) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will be considered due or payable until the Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”). In addition, if the Employee is a “specified employee” within the meaning of Section 409A at the time of his separation from service (other than due to death), then the severance benefits payable to the Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following his separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Employee’s separation from service. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Employee dies following his separation from service but prior to the six (6) month anniversary of his date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Employee’s estate as soon as administratively practicable after the date of his death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(ii) Amendments to this Agreement to Comply with Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Employee.

6. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits required by this Section shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Employee’s equity awards. If two or more equity awards are granted on the same day, the equity awards will be reduced on a pro-rata basis.

7. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when deliverd by a courier service. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Orange County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without Cause or notice.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, ET SEQ; AND

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

10. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Integration. This Agreement, together with any equity award agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement. With respect to equity awards granted on or after the date hereof, the acceleration of vesting provided herein will apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	TIGERLOGIC CORPORATION

	By:	/s/ THOMAS LIM
	Title:	Chief Financial Officer and Secretary

EMPLOYEE:

/s/ CARLTON H. BAAB
Signature

CARLTON H. BAAB
Printed Name